U.S. SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                     FORM 3

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

                FILED PURSUANT TO SECTION 16(a) OF THE SECURITIES
                EXCHANGE ACT OF 1934, SECTION 17(a) OF THE PUBLIC
                     UTILITY HOLDING COMPANY ACT OF 1935 OR
               SECTION 30(f) OF THE INVESTMENT COMPANY ACT OF 1940

                    1. NAME AND ADDRESS OF REPORTING PERSON*

                             HATELEY DONALD PATRICK

                             (LAST) (FIRST) (MIDDLE)

                        1800 CENTURY PARK EAST, 6TH FLOOR

                                    (STREET)

                        LOS ANGELES CALIFORNIA 90067-1501

                              (CITY) (STATE) (ZIP)

              2. DATE OF EVENT REQUIRING STATEMENT (MONTH/DAY/YEAR)

                                    08/06/99

   3. IRS IDENTIFICATION NUMBER OF REPORTING PERSON, IF AN ENTITY (VOLUNTARY)

                   4. ISSUER NAME AND TICKER OR TRADING SYMBOL

                   CELL TECH INTERNATIONAL INCORPORATED (ELFI)

                  5. RELATIONSHIP OF REPORTING PERSON TO ISSUER
                             (CHECK ALL APPLICABLE)

                           |X| DIRECTOR |_| 10% OWNER
            |_| OFFICER (GIVE TITLE BELOW) |_| OTHER (SPECIFY BELOW)

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               6. IF AMENDMENT, DATE OF ORIGINAL (MONTH/DAY/YEAR)

           7. INDIVIDUAL OR JOINT/GROUP FILING (CHECK APPLICABLE LINE)

                     |X| FORM FILED BY ONE REPORTING PERSON

                |_| FORM FILED BY MORE THAN ONE REPORTING PERSON

             TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 5)                 (Instr. 5)            (Instr. 5)
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     * IF THE FORM IS FILED BY MORE THAN ONE REPORTING PERSON SEE INSTRUCTION 5(b)(v).

     REMINDER: REPORT ON A SEPARATE LINE FOR EACH CLASS OF SECURITIES
               BENEFICIALLY OWNED DIRECTLY OR INDIRECTLY.

                                    TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                               (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                           2. Date Exercisable         (Instr. 4)                                          Derivative
                              and Expiration Date   ---------------------------------    4. Conver-        Security:
                              (Month/Day/Year)                             Amount           sion or        Direct      7. Nature of
                           ----------------------                          or               Exercise       (D) or         Indirect
                             Date       Expira-                            Number           Price of       Indirect       Beneficial
1. Title of Derivative       Exer-      tion                               of               Derivative     (I)            Ownership
   Security (Instr. 4)       cisable    Date        Title                  Shares           Security       (Instr. 5)     (Instr. 5)
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Warrants                     8/17/99    8/06/04     Common Stock           300,000(1)(2)      $0.07           (I)             (3)
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                            EXPLANATION OF RESPONSES:

   (1) THE REPORTING PERSON DISCLAIMS BENEFICIAL OWNERSHIP OF THESE SECURITIES EXCEPT TO THE EXTENT OF HIS PECUNIARY INTEREST THEREIN.

        (2) REPRESENTS SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE OF
               WARRANTS AFTER THE REVERSE STOCK SPLIT EFFECTUATED
                  ON AUGUST 17, 1999. PRIOR TO THE STOCK SPLIT,
               HUMASCAN INC. (HMSC) ISSUED TO HATELEY AND HAMPTON,
                     A PROFESSIONAL LAW CORPORATION WARRANTS
                 TO ACQUIRE 3,255,629 SHARES OF ITS COMMON STOCK
                        EXERCISABLE AT $0.0069 PER SHARE.

              (3) THESE SECURITIES ARE OWNED BY HATELEY & HAMPTON,
                  A PROFESSIONAL LAW CORPORATION OF WHICH THE
                 REPORTING PERSON HAS A 50% PECUNIARY INTEREST.


               /S/ DONALD P. HATELEY                        8/20/99

                  ** SIGNATURE OF REPORTING PERSON          DATE

 ** INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACTS CONSTITUTE FEDERAL CRIMINAL
              VIOLATIONS. SEE 18 U.S.C. 1001 AND 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.









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